UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2021

PSYCHEMEDICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13738	58-1701987
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)	Identification No.)

289 Great Road, Acton, Massachusetts	01720
(Address of Principal Executive Offices)	(Zip Code)

(978) 206-8220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock. $0.005 par value	PMD	The Nasdaq Stock Market, LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(c)       On January 21, 2021, the Board of Directors of Psychemedics Corporation (the “Company”) approved the appointment of Andrew Limbek as Vice President and Controller of the Company, to take effect as of January 25, 2021. In such capacity Mr. Limbek, age 35, will serve as the Company’s principal financial and accounting officer, and will be responsible for all internal and external financial reporting activities, as well as the Company’s financial analysis and planning activities. He will report directly to the CEO. Mr. Limbek has over 12 years of finance and accounting experience. Most recently, he served as an accounting consultant at Applied Genetic Technologies Corporation, a publicly-held clinical stage biotechnology company, where he served as interim Financial Planning & Analysis Director and reported directly to the Chief Financial Officer of the company. From June, 2019 until March, 2020, he served as Controller at Racepoint Global, Inc., an international independent professional services agency. From January, 2018 until June, 2019, he served as Assistant Controller of Racepoint Global, Inc. From March, 2017 until January, 2018, Mr. Limbek served as a Senior Accounting Manager at Oxford Global Resources, LLC, a temporary staffing firm. From 2014 until February, 2017, he served as a Senior Manager at Bullpen Financial LLC, a financial services firm. He received his Bachelor’s degree in Accounting from the University of New Hampshire and is a Certified Public Accountant in Massachusetts.

(e)        1.       Mr. Limbek’s employment will be at will. He will receive a salary of $170,000 per year and will share in the Company’s cash performance bonus arrangements for executive officers and other employees for 2021 described below. Mr. Limbek was also granted stock unit awards effective as of January 25, 2021 covering 1,500 shares of the Company’s common stock, that vest in quarterly annual increments commencing one year from the date of grant.

    2.       On January 21, 2021, the Compensation Committee of the Board of Directors of the Company approved the terms of cash performance bonus arrangements with certain executive officers, including the Company’s Chief Executive Officer, its Executive Vice President, its Vice President – Laboratory Operations, its newly appointed Vice President and Controller and other employees for 2021 (the “cash bonus arrangements”). Bonus payments under the cash bonus arrangements are calculated and paid as follows:

Each participant has the opportunity to earn as bonus compensation up to an aggregate of an additional 25% of his or her Base Salary at the end of 2021 based on achievement of Company and individual goals. Each participant's target percentages consist of the following:

a.	Up to 7.5% of Base Salary based on the Company’s achievement of pre-determined domestic sales plan goals for 2021; plus

b.	Up to 7.5% of Base Salary based on the Company’s achievement of pre-determined earnings per share target for 2021; plus

c.	Up to 10% of Base Salary based on the employee’s achievement of pre-determined individual objectives for 2021.

The foregoing targets (a), (b) and (c) are cumulative and achievement of any such target is not dependent upon achievement of any other listed target.

The Compensation Committee reserves the right to withdraw, amend, add to and terminate the cash bonus arrangements, or any portion of them, in its discretion at any time, including, but not limited to, changing or eliminating the threshold amounts giving rise to the payment of target percentages, determining the calculation of such threshold amounts, and adjusting threshold amounts to take into account special non-recurring items, in determining financial and individual performance.

Following the end of fiscal year 2021, the Chief Executive Officer will review and assess the performance of each of the other participants with respect to achievement of his or her individual goals and provide his recommendations thereon to the Compensation Committee. In addition, the Compensation Committee will review and assess the Chief Executive Officer's performance with respect to achievement of his individual goals. The Compensation Committee will then determine the level of payout of the portion of the Chief Executive Officer’s bonus arrangement with respect to individual and Company goals, and each of the other participants, based on the Committee's review and assessment of the performance of each individual toward his or her individual goals and Company goals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHEMEDICS CORPORATION
Dated: January 27, 2021
	By:	/s/ Andrew Limbek
Andrew Limbek, Vice President, Controller

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